MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of June 11, 2018, is entered into by and between Canbiola, Inc., a Florida corporation with a primary place of business at 960 S Broadway Suite 120, Hicksville, NY 11801 (“Canbiola”) and Hudilab Inc., a Colorado corporation (dba “Endless Relief”) with a principal place of business at 4833 Front Street Suite B-426 Castle Rock CO 80104.

RECITALS

WHEREAS Endless Relief has developed and owns a cannabis-infused product line that delivers CBD as transdermal medication delivered on its own or in conjunction with transcutaneous electrical nerve stimulation; and

WHEREAS Canbiola operates a CBD-infused product manufacturing and distributing/sales business; and

WHEREAS Canbiola and Endless Relief wish to form a non-exclusive business relationship to jointly manufacture and market Mobius Therapy Products.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, and other good and valuable consideration, Canbiola and Endless Relief agree as follows:

DEFINITIONS

“Adjusted Revenue” is defined as:  The total amounts collected by Canbiola for Mobius Therapy Products.

“Canbiola Network” is defined as: The entire CBD-infused product manufacturing and distributing/sales business operated by Canbiola.

“Cost-of-Goods-Sold” is defined as:  The total actual cost of equipment, supplies, labels, packaging, labor, medicated and non-medicated raw materials, sales commissions and interest (paid on debt financing).

“Mobius Therapy” is defined as: Transdermal medication suspended in a hydrogel delivered on its own or in conjunction with “TENS” (Transcutaneous Electrical Nerve Stimulation) or “EMS” (Electrical Muscle Stimulation) and any other products developed by Endless Relief, collectively, “Mobius Therapy Products”.

“M.S.R.P.” is defined as: Manufacturer’s Suggested Retail Price.

“Pre-Tax Earnings” is defined as: Adjusted Revenue minus Cost-of-Goods-Sold.

“Territory” is defined as all sales locations served by the Canbiola Network.

“Wholesale Price” is defined as equal to one-half of the M.S.R.P. and will be mutually determined by Canbiola and Endless Relief.  The Mobius Therapy Products will be marketed by Canbiola at a Wholesale Price equal to 50% of the M.S.R.P.

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AGREEMENT

1.

Canbiola’s Contributions.  Canbiola shall staff and operate one or more CBD-product manufacturing facilities and shall staff and operate the related sales and distribution infrastructure necessary to produce, sell and distribute the products handled by Canbiola, including the Mobius Therapy Products, and Canbiola shall use its best efforts to promote the sale and distribution of Mobius Therapy Products.  Canbiola shall acquire and provide medicated raw materials including CBD.  When and if necessary Canbiola agrees to provide debt financing for the purchase of raw materials and supplies under mutually agreeable terms.

2.

Endless Relief’s Contributions.   Endless Relief shall share with Canbiola for the limited terms of this Agreement the Mobius Brand and the intellectual property surrounding the Mobius Therapy Products, including: product research and development, formulations, ingredients, manufacturing standard operating procedures, non-medicated raw materials, labeling and packaging design and materials, training of manufacturing staff, and ongoing quality assurance, quality control and research and development.

3.

Protected Territory.  Endless Relief will not ship Mobius Therapy Products to the Territory except by the direction of Canbiola.  Endless Relief will refer to Canbiola any and all orders or inquiries for Mobius Therapy Products that Endless Relief may receive for shipment to the Territory, or orders which are intended for eventual shipment to the Territory.  Endless Relief will, upon demand, promptly execute such documents and perform such acts as may be necessary so as to prevent any products labeled in imitation or simulation of the Mobius Therapy Products from being distributed in the Territory.

4.

Changes to Territory.  Canbiola will notify Endless Relief of any anticipated changes in the Canbiola Network and Territory at least 30 days prior to any such change, when possible, or within 15 days of learning of unanticipated changes.

5.

Appointment as Distributor.  Endless Relief hereby appoints Canbiola as a Distributor for the term of this Agreement for the sale and distribution of the Mobius Therapy Products in and throughout the Territory.

6.

Grant of License.  Endless Relief hereby grants to Canbiola, upon and subject to the terms and conditions of this Agreement, a non-exclusive license to manufacture, sell and distribute the Mobius Therapy Products in the Territory. During the term of this Agreement, Canbiola will have a royalty-free right and license to prominently use any trademarks or trade names relating to the Mobius Therapy Products in advertising and promotional materials with respect to the Mobius Therapy Products.

a.

Without the prior written consent of Endless Relief, Canbiola may not make any changes to the Mobius Therapy Products.

b.

Canbiola hereby grants back to Endless Relief a non-exclusive royalty-free license to use the Authored Work (as defined below) as Endless Relief sees fit, including for the creation of derivative works; provided, however, this license shall not limit Canbiola's rights and public rights under this License.

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7.

Ownership of I.P.  Notwithstanding any other provision of the Agreement, Endless Relief retains all title and ownership to any and all patent, copyright, trademark (including associated goodwill), trade secrets, know-how and other intellectual property or proprietary rights, in or to, associated with, arising in connection with, or related to the Mobius Therapy Products (collectively the “Authored Work”) whether existing as of the date of this Agreement or developed during the term thereof. Canbiola shall take any and all steps necessary to transfer any such rights to Endless Relief at the termination of this Agreement.

8.

Compensation.  In consideration for the licenses granted to Canbiola and other obligations of Endless Relief under this Agreement, Canbiola agrees to pay quarterly to Endless Relief a royalty equal to 50% of the “Pre-Tax Earnings” from the sale of Mobius Therapy Products.

a.

The royalty to be paid pursuant to this Agreement shall be calculated on a quarterly basis and shall be due and payable within 15 days of the end of the quarter.

b.

Quarterly, the parties will reconcile the details of their individual spending and if necessary Canbiola shall adjust the following quarter’s cash disbursement to reconcile any disparities in spending to ensure that both parties equitably split each quarter’s Pre-Tax Earnings.

9.

Record Inspection and Audit.  Endless Relief shall have the right no more than once every six months, upon reasonable advance notice and during Canbiola’s regular business hours, to inspect Canbiola’s books and records with respect to the manufacture, sale and distribution of the Mobius Therapy Products. Endless Relief shall have full access thereto and Endless Relief may, at its expense make copies thereof.

a.

All books and records relative to Canbiola’s obligation hereunder shall be maintained and made accessible to Endless Relief for inspection for one year after termination of this Agreement.

10.

Reporting.  Canbiola, upon request from Endless Relief, will prepare and furnish to Endless Relief monthly and quarterly sales and depletion reports containing the details of inventory, sales, promotional, sampling and damage, theft or loss with respect to Mobius Therapy Products including both work-in-process as well as finished goods.

11.

Confidential Information.   The term "Confidential Information" means any information or material which is proprietary to Endless Relief, whether or not owned or developed by Endless Relief, which is not generally known other than by Endless Relief, and which Canbiola may obtain through any direct or indirect contact with Endless Relief. Regardless of whether specifically identified as confidential or proprietary.

a.

Confidential Information shall include any information provided by Endless Relief concerning the business, technology and information of Endless Relief and any third party with which Endless Relief deals, including, without limitation, business records and plans, trade secrets, technical data, product ideas, contracts, financial information, pricing structure, discounts, computer programs and listings, source code and/or object code, copyrights and intellectual property, inventions, sales leads, strategic alliances, partners, and customer and client lists. The nature of the information and the manner of disclosure are such that a reasonable person would understand it to be confidential.

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b.

Confidential Information does not include:

i.

matters of public knowledge that result from disclosure by Endless Relief;

ii.

information rightfully received by Canbiola from a third party without a duty of confidentiality;

iii.

information independently developed by Canbiola;

iv.

information disclosed by operation of law;

v.

information disclosed by Canbiola with the prior written consent of Endless Relief; and

vi.

any other information that both parties agree in writing is not confidential.

c.

Canbiola understands and acknowledges that the Confidential Information has been developed or obtained by Endless Relief by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of Endless Relief which provides Endless Relief with a significant competitive advantage and needs to be protected from improper disclosure. In consideration for the receipt by Canbiola of any Confidential Information, Canbiola agrees as follows:

i.

Canbiola will hold the Confidential Information in confidence and will not disclose the Confidential Information to any person or entity without the prior written consent of Endless Relief.

ii.

Canbiola will not copy or modify any Confidential Information without the prior written consent of Endless Relief.

iii.

Canbiola shall promptly advise Endless Relief if Canbiola becomes aware of any possible unauthorized disclosure or use of the Confidential Information.

iv.

Canbiola shall not disclose any Confidential Information to any employees of Canbiola, except those employees who are required to have the Confidential Information in order to perform their job duties in connection with the limited purposes of this Agreement. Each permitted employee to whom Confidential Information is disclosed shall sign a non-disclosure agreement substantially the same as this Agreement at the request of Endless Relief.

v.

In view of the nature of the Confidential Information, Canbiola agrees that any unauthorized disclosure of Confidential Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to Endless Relief, and that, therefore, Endless Relief shall be entitled to an injunction prohibiting Canbiola from any such disclosure, attempted disclosure, violation, or threatened violation of this Agreement, and Canbiola further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

d.

The provisions of this Section shall survive for a period of one (1) year following termination of this Agreement.

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12.

Warranties.  Neither party makes any warranties with respect to the use, sale or other transfer of the Authored Work by the other party or by any third party, and Canbiola accepts the product "AS IS." In no event will Endless Relief be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Authored Work.

13.

Indemnification. Canbiola and Endless Relief each hereby indemnify and hold the other harmless against any and all claims, demands, actions, obligations, costs and expenses incurred by the other (including, but not limited to, attorneys' fees and costs through all pre-trial, trial, appellate and post-judgment proceedings) which arise out of their respective activities or performance under this Agreement or any breach of their respective obligations hereunder. The terms and conditions of this Section shall survive the Term of this Agreement for a period of one year.

14.

Non-Competition/Non-Circumvention. Canbiola agrees that during the term of this Agreement, and for a period of one year following the termination of this Agreement it will not, and it will not permit any of its officers, employees or directors to:

a.

directly or indirectly, manufacture or distribute or in any way assist any person or entity that is manufacturing or distributing any products that directly compete with Mobius Therapy Products; or

b.

take any action or fail to take any action that would circumvent this Agreement, make use of a scheme, artifice, device or third party to circumvent this Agreement or make any effort to circumvent this Agreement.

15.

Relationship of the Parties.  Each of the parties shall act solely as independent contractors and nothing herein shall be so construed as to create the relationship of employees and employee, partners, principal and agent, or co-venturers between the parties.

16.

Assignment.  This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

17.

Term and Termination.   The term of this Agreement shall be for a period of ten years commencing on June 11, 2018, and terminating on June 11, 2027, and shall thereafter continue in effect unless either party shall notify the other of its intention to terminate this Agreement by giving at least 6 months written notice prior to any specified termination date.

a.

Either party shall have the option to terminate this Agreement in the event of a breach of any of the terms and provisions of this Agreement.  Either party may terminate this Agreement by giving the other party 90 days written notice provided said notice shall set forth the breach being claimed as the basis for termination.

b.

If the offending party cures the breach being claimed within 45 days of the notice of said breach, the notice of termination shall be void and this Agreement shall continue in full and force and effect.

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c.

Notwithstanding the provisions of the previous paragraph hereof, Endless Relief shall have the right to terminate this Agreement upon 30 days written notice in the event that Canbiola shall:

i.

be declared bankrupt or enter a voluntary petition for bankruptcy or in any way enter into a compromise or agreement for the benefit of its creditors;

ii.

fail to maintain in good standing all Federal and state licenses and permits necessary for the proper conduct of its business;

iii.

change or in any way be affected by a change in the majority ownership of its business.

d.

Upon termination of this Agreement by either party, Canbiola shall return to Endless Relief all existing inventory of Mobius Therapy Products and supplies, provided Canbiola has properly stored and maintained the inventory of the Products in a saleable condition, otherwise Canbiola shall pay Endless Relief the value of such inventory at Endless Relief’s laid-in cost.

18.

Notices.  All notices shall be sent prepaid by mail addressed to the respective parties at the address hereinabove set forth.

19.

Choice of Law.  This Agreement shall be governed by the laws of the State of Colorado, without regard to conflict of law principles. Exclusive jurisdiction and venue for claims made by either party against the other shall be within the state and federal courts located in the State of Colorado.

20.

Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Colorado in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator or arbitrators shall be final and binding upon the parties hereto.

21.

Legal Fees.  If arbitration or other action is required to enforce or to interpret a provision of this Agreement, or otherwise arises with respect to the subject matter of this Agreement, the prevailing party shall be entitled, in addition to, other rights and remedies that it may have, to reimbursement for its expenses incurred with respect to that action, including reasonable attorneys’ fees.

22.

Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no other promises or conditions in any other agreement whether oral or written with respect to the subject matter hereof which are binding on the parties. This Agreement supersedes any prior written or oral agreements between the parties.

23.

Amendment.  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties to this Agreement.

24.

Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such

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provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

25.

No Waiver of Contractual Right.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with any provision of this Agreement.

26.

Titles and Headings. The titles and headings within this Agreement are for convenience of reference only and, in the event of any conflict, the text of the Agreement, rather than such titles or headings, shall control.

27.

Contra Proferentem. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including without limitation, the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

Endless Relief

Canbiola

By: ______________________________

By: __________________________

Name:

Franklin Horwich / CEO________

Name: Marco Alfonsi/CEO

Date:

___________________________

Date: ____________________________

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